Exhibit 10.1
SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 26, 2025 and is made by and between Northrim BanCorp, Inc., an Alaska corporation and registered bank holding company (the “Company”), and the purchaser of Subordinated Notes (as defined herein) identified on the signature page hereto (the “Purchaser”).
RECITALS
WHEREAS, the Company has requested that certain purchasers (including the Purchaser) purchase from the Company up to $60.0 million in aggregate principal amount of Subordinated Notes (the “Aggregate Subordinated Note Amount”), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein);
WHEREAS, the Company has engaged Keefe, Bruyette & Woods, Inc. as lead placement agent and Hovde Group, LLC as co-placement agent (collectively, the “Placement Agents”) for the offering of the Subordinated Notes;
WHEREAS, each purchaser of Subordinated Notes (including the Purchaser) is an institutional “accredited investor,” as such term is defined in Rule 501(a)(1)-(3) or (7) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or a QIB (as defined herein);
WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D;
WHEREAS, the Purchaser is willing to purchase from the Company Subordinated Notes in the principal amount set forth on the Purchaser’s signature page hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth in the Transaction Documents (as defined herein); and
WHEREAS, at Closing, the Company and the Purchaser shall execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Subordinated Notes under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT
1.DEFINITIONS; INTERPRETATIONS; EXHIBITS INCORPORATED.
1.1Definitions. The capitalized terms used in the Transaction Documents (as defined herein) have the meanings set forth below or may be defined in the stated sections of the Transaction Documents. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parents and Subsidiaries, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and its respective Affiliates.
“Agreement” has the meaning set forth in the preamble hereto.
“Anti-Money Laundering Laws” means the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency.
“Applicable Procedures” means, with respect to any creation, transfer or exchange of or for beneficial interests in any Subordinated Note represented by a global certificate, the rules and procedures of DTC (as defined herein) that apply to such transfer or exchange.
“Bank” means Northrim Bank, an Alaska state-chartered bank and wholly-owned Subsidiary of the Company. In the event that subsequent hereto the Company acquires or otherwise establishes any other FDIC-insured depository subsidiaries, the term “Bank” will be deemed to include each such additional FDIC-insured depository institution, as applicable.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Alaska are permitted or required by any applicable law or executive order to close.
“Bylaws” means the Bylaws of the Company, as amended and as in effect on the Closing Date.
“Charter” means the Amended and Restated Articles of Incorporation of the Company, as amended and as in effect on the Closing Date.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” means November 26, 2025.
“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.
“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC (as defined herein) on March 10, 2025, including the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 contained therein; (ii) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 as filed with the SEC on April 28, 2025, for the fiscal quarter ended June 30, 2025 as filed with the SEC on July 28, 2025, and for the fiscal quarter ended September 30, 2025, as filed with the SEC on October 27, 2025, including the unaudited consolidated financial statements of the Company for each of the fiscal quarters contained therein, respectively; and (iii) the Company’s Current Reports on Form 8-K, as filed with the SEC on January 2, 2025, May 23, 2025, June 6, 2025, August 25, 2025 and September 19, 2025; (iv) the Company’s Definitive Proxy Statement, as filed with the SEC April 8, 2025; (v) the Bank’s public reports for the year ended December 31, 2024 and the period ended September 30, 2025, as filed with the FDIC as required by regulations of the FDIC.
“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Disbursement” has the meaning set forth in Section 3.1.
“Disqualification Event” has the meaning set forth in Section 4.2.4.
“DTC” means The Depository Trust Company.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.
“Event of Default” has the meaning set forth in the Subordinated Notes.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Global Note” has the meaning set forth in Section 3.1.
“Governmental Agency(ies)” means, individually or collectively, any arbitrator, court, federal, state, county or local governmental body, department, commission, board,

regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or any of its Subsidiaries.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” mean chemicals, pollutants, contaminants, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes or substances, toxic or contaminated substances, petroleum or petroleum products, asbestos-containing materials, mold, or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, but not limited to: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
“Holder” means the Person in whose name the Subordinated Note is registered in the Subordinated Note Register.
“Indebtedness” means (i) all obligations in respect of indebtedness for borrowed money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations for indebtedness of the type referred to in the preceding clause (i) secured by any lien on property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed (it being understood that the amount of such obligations described in clause (ii), for the purposes of this definition, shall be the lesser of the aggregate principal amount of such obligations and the fair market value (as determined by the Company in good faith) of the property of the Company or any Subsidiary securing such obligations); provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank or any other Subsidiary, repurchase arrangements and derivatives transactions) and consistent with customary banking practices and applicable laws and regulations.
“Indenture” means the Indenture, dated as of the date hereof, by and between the Company and U.S. Bank Trust Company, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee, under which the Subordinated Notes are to be issued, substantially in the form attached hereto as Exhibit B, as the same may be amended or supplemented from time to time in accordance with the terms thereof.
“Investor Presentation” has the meaning set forth in Section 4.6.8.
“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a material adverse effect on (i) the condition, financial or otherwise, results of operations, business affairs or prospects of the Company and each of its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, or (ii) the ability of the Company to enter into and perform its obligations under, or consummate the transactions contemplated in, the Transaction Documents; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes after the date of this Agreement in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to financial institutions in the United States and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company or the Bank, including changes in interest rates, (4) direct effects of compliance with this Agreement on the operating performance of the Company or the Bank, including expenses incurred by the Company, the Bank or the Purchaser in consummating the transactions contemplated by this Agreement, (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchaser, and vice versa, or as otherwise contemplated by the Transaction Documents, (6) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or by the occurrence of any military or terrorist attack upon or within the United States; (7) the effects of any declaration of a state of emergency by the government of the United States or any State of the United States (including any government shutdowns); and (8) the effects of any natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak, or continuation or extension of any epidemic, pandemic or disease outbreak, affecting the United States, except, in the case of the foregoing clauses (1), (2), (3), (6), (7) or (8) to the extent that the Company is disproportionately adversely affected thereby relative to other financial institutions with similar operations.
“Maturity Date” means December 1, 2035.
“OFAC” means the United States Office of Foreign Assets Control.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
“Placement Agents” has the meaning set forth in the Recitals.
“Property” means any real property owned or leased by the Company or any Affiliate of the Company. For avoidance of doubt, Property includes, without limitation, property repossessed or foreclosed in connection with lending activities of Bank.
“Purchaser” has the meaning set forth in the preamble hereto.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“Regulation D” has the meaning set forth in the Recitals.
“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank, or any of their Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission.
“Secondary Market Transaction” has the meaning set forth in Section 5.5.
“Securities Act” has the meaning set forth in the Recitals.
“Subordinated Note Amount” has the meaning set forth in the Recitals.
“Subordinated Notes” means the 6.875% Fixed-to-Floating Rate Subordinated Notes due 2035 in the form attached as an exhibit to the Indenture, as amended, restated, supplemented or modified from time to time and each Subordinated Note delivered in substitution, subdivision or exchange for such Subordinated Note.

“Subsidiar(y)(ies)” means with respect to any Person, any other Person in which a majority of the outstanding voting shares of Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or equivalent Person or body thereof, is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Indenture and the Subordinated Notes, and any ancillary documents required to consummate the transaction contemplated herein.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC thereunder.

“Trustee” means the trustee or successor in accordance with the applicable provisions of the Trust Indenture Act.
1.2Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time, unless otherwise specifically provided. All references to the Transaction Documents shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives, permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.
1.3Exhibits Incorporated. All Exhibits and Schedules attached hereto are hereby incorporated into this Agreement.
2.SUBORDINATED DEBT.
2.1Certain Terms. Subject to the terms and conditions contained herein, the Company proposes to issue and sell to the purchasers of the Subordinated Notes (including the Purchaser), severally and not jointly, Subordinated Notes, which will be issued pursuant to the Indenture in an aggregate principal amount equal to the Aggregate Subordinated Note Amount. The Purchaser, severally and not jointly with each other purchaser of Subordinated Notes, agrees to purchase the Subordinated Notes from the Company in an amount equal to the Subordinated Note Amount from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in the Transaction Documents. The Subordinated Note Amount shall be disbursed in accordance with Section 3.1. The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes and the Indenture. The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (a)

acceleration by the purchasers of the Subordinated Notes (including the Purchaser) in accordance with the terms of the Subordinated Notes, the Indenture and this Agreement or (b) the Company’s delivery of a notice of redemption or repayment in accordance with the terms of the Subordinated Notes and the Indenture. In the event of an irreconcilable conflict between (i) this Agreement and (ii) the Subordinated Notes and the Indenture with respect to the terms of the Subordinated Notes, the Subordinated Notes and the Indenture will govern.
2.2The Closing. The execution and delivery of the Transaction Documents and the closing of the sale and purchase of the Subordinated Notes (the “Closing”) shall occur remotely via electronic or other exchange of documents and signature pages, at 10:00 a.m. (Eastern Time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.
2.3No Right of Offset. The Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Affiliates.
2.4Use of Proceeds. The Company shall use the net proceeds from the sale of the Subordinated Notes for general corporate purposes and to support regulatory capital ratios for growth initiatives.
2.5Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.
2.6Unsecured Obligations. The obligations of the Company to the purchasers of the Subordinated Notes (including the Purchaser) under the Subordinated Notes shall be unsecured.
2.7Payments. The Company agrees that matters concerning payments and application of payments shall be as set forth in this Agreement, the Indenture and in the Subordinated Notes.
3.DISBURSEMENT.
3.1Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company or waived by the Purchaser, and the Company has executed and delivered to the Purchaser the Transaction Documents and any other related documents in form and substance reasonably satisfactory to the Purchaser, the Purchaser shall disburse to the Company in immediately available funds the Subordinated Note Amount in exchange for, at Purchaser’s election, (a) a Subordinated Note with a principal amount equal to such Subordinated Note Amount or (b) an electronic securities entitlement to be credited to the Purchaser’s account (or the account of the Purchaser’s securities intermediary) through the facilities of DTC in accordance with the Applicable Procedures with a principal amount equal to such Subordinated Note Amount, as applicable (the “Disbursement”). The Company will deliver (i) to the Trustee, one or more global certificates representing the Subordinated Notes issued to each applicable purchaser of Subordinated Notes (including the Purchaser) who are QIBs (the “Global Note”), registered in the name of Cede & Co., as a nominee for DTC, (ii) to each applicable Purchaser of the Subordinated Notes not represented by a Global Note, such Purchaser’s Subordinated Note in definitive form (or evidence of the same electronically with the original to be delivered by the Trustee, as custodian for the Purchaser by overnight delivery on the next Business Day in accordance with the delivery instructions of the Purchaser), and (iii) to the Trustee, a list of each applicable Purchaser receiving the Subordinated Notes under clause (ii) above.

3.2Conditions Precedent to Disbursement.
3.2.1Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the purchase of the Subordinated Notes to be purchased by the Purchaser at Closing and to effect the Disbursement is subject to the satisfaction of or delivery by or at the direction of the Company to the Purchaser (or, with respect to the Indenture, the Trustee, and with respect to the opinion(s) of counsel, the Placement Agents and counsel to the Placement Agents), on or prior to the Closing Date, of each of the following (unless the Purchaser shall have waived in writing such satisfaction or delivery):
3.2.1.1Transaction Documents. The Transaction Documents, duly authorized and executed by the Company and delivery of written instructions to the Trustee (with respect to the Indenture) in the case of the Subordinated Note, authenticated by the Trustee.
3.2.1.2Authority Documents.
(a)With respect to the Company:
(i)the Charter of the Company, certified as of the date hereof by the Secretary of the Company;
(ii)the Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;
(iii)the resolutions adopted by the Board of Directors of the Company and any committee thereof authorizing the offer and sale of the Subordinated Note, certified as of the date hereof by the Secretary of the Company;
(iv)a Certificate of Compliance issued by the Division of Corporations, Department of Commerce, Community, and Economic Development of Alaska, dated within two (2) days of Closing;
(v)a bank holding company status letter regarding the Company from the Federal Reserve Bank of San Francisco;
(vi)an incumbency certificate of the Secretary of the Company, dated as of the Closing Date, certifying the names of the officer(s) of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and
(vii)opinions of counsel to the Company, dated as of the Closing Date, from (i) Hunton Andrews Kurth LLP, counsel to the Company, and (ii) the General Counsel of the Company, each addressed to the Purchaser and the Placement Agents, expressing the opinions substantially in the form set forth at Exhibit C attached hereto, subject to customary assumptions, qualifications and limitations.
(b)With respect to the Bank:

(i)a screenshot of the Division of Banking and Securities, Department of Commerce, Community, and Economic Development of Alaska’s website, dated within two (2) days of Closing, regarding the Bank’s status as an Alaska state-chartered bank;

(ii)FDIC’s BankFind website screenshot dated as of the Closing Date, regarding the Bank’s FDIC insured status;

(iii)the Articles of Incorporation of the Bank, certified as of the date hereof by the Secretary of the Bank; and

(iv)the Bylaws of the Bank, certified as of the date hereof by the Secretary of the Bank.
(c)With respect to Residential Mortgage, LLC (“Residential Mortgage”):
(i)the Articles of Organization of Residential Mortgage, certified as of the date hereof by the Secretary of the Company;
(ii)the Operating Agreement of Residential Mortgage, certified as of the date hereof by the Secretary of the Company; and
(iii)a Certificate of Compliance issued by the Division of Corporations, Department of Commerce, Community, and Economic Development of Alaska.

3.2.1.3Other Documents. The Company shall deliver to the Purchaser, in form and substance satisfactory to the Purchaser, such other information, certificates, affidavits, schedules, resolutions, notes and/or other documents that are provided for hereunder, or as the Purchaser may reasonably request.
3.2.1.4Aggregate Investments. Prior to, or contemporaneously with the Closing, each purchaser of Subordinated Notes shall have actually subscribed for the Subordinated Note Amount set forth on such purchaser’s signature page to such purchaser's Subordinated Note Purchase Agreement.

3.2.2Conditions to the Company’s Obligation.
3.2.2.1The obligation of the Company to consummate the offer and sale of the Subordinated Notes to the Purchaser, and to effect the delivery of the Subordinated Notes to the Purchaser at Closing, is subject to each of the following, on or prior to the Closing Date (unless the Company shall have waived such satisfaction or delivery):
(a)the delivery of this Agreement and the Registration Rights Agreement and any other Transaction Documents to which the Purchaser is a party to the Company and the Trustee, duly authorized and executed by the Purchaser;
(b)the Disbursement to the Company, in immediately available funds, of the Subordinated Note Amount set forth on the Purchaser’s signature page to this Agreement; and
(c)the due authorization and execution by the Trustee of the Indenture.
4.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company hereby represents and warrants to the Purchaser, as of the date hereof, as follows:
4.1Organization and Authority.
4.1.1Organization Matters of the Company and Its Subsidiaries.
4.1.1.1The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Alaska and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except, in the case of the Subsidiaries, where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
4.1.1.2The entities listed on Schedule A attached hereto are the only direct or indirect Subsidiaries of the Company as of the date hereof. Each Subsidiary of the Company (other than the Bank) has been duly organized and is validly existing as a corporation, trust or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as an Alaska state-charted bank, in each case in good standing under the laws of the jurisdiction of its organization, has the corporate or similar power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding shares of capital stock or other Equity Interests in each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. None of the outstanding shares of capital stock of, or other Equity Interests in, any of the Company’s Subsidiaries were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.
4.1.1.3The Bank is an Alaska state-chartered bank. The deposit accounts of the Bank are insured by the FDIC up to the FDIC’s applicable limits. The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.
4.1.2Capital Stock and Related Matters. The Charter of the Company authorizes the Company to issue 40,000,000 shares of common stock, with a par value of $0.25 per share, and 2,500,000 shares of preferred stock. As of the Closing Date, there were 22,090,668 shares of the Company’s common stock issued and outstanding, and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. Except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company.
4.2No Impediment to the Transaction.
4.2.1Transaction is Legal and Authorized. The issuance of the Subordinated Notes pursuant to the Indenture, the borrowing of the Aggregate Subordinated Note Amount, the execution and delivery of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate powers of the Company.
4.2.2Execution of the Transaction Documents is Legal and Authorized. The Transaction Documents have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, including the Trustee for purposes of the Indenture, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
4.2.3Subordinated Notes. The Subordinated Notes issued on the Closing Date have been duly authorized by the Company and when duly executed by the Company and completed and authenticated by the Trustee in accordance with, and in the forms contemplated by the Indenture and issued, delivered to and paid for by the purchasers of such Subordinated Notes (including the Purchaser) in accordance with the terms of the Transaction Documents, will have been duly executed, authenticated, issued and delivered, and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. When executed and delivered, the Subordinated Notes will be substantially in the forms as attached as exhibits to the Indenture.
4.2.4Exemption from Registration. Neither the Company, nor any of its Subsidiaries or Affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (as defined in Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of the representations and warranties of the Purchaser set forth in this Agreement, each other purchaser of Subordinated Notes set forth in each such purchaser’s applicable Subordinated Note Purchase Agreement and of the Placement Agents set forth in their written representations to the Company, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of Regulation D (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) of Regulation D (each, a “Company Covered Person”). To the Company’s knowledge, after reasonable inquiry, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of Regulation D.
4.2.5No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents by the Company nor the compliance by the Company with their respective terms and conditions will (whether with or without the giving of notice, lapse of time, or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company or the Bank, except, in the case of items (2), (3) or (4), for such violations and conflicts, breaches and defaults that would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company or its Subsidiaries. Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, for defaults that would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect. The Bank is not a party to, or otherwise subject to, any legal restriction or any agreement (other than customary limitations imposed by corporate or banking law statutes, banking regulations or other regulatory requirements) restricting the ability of the Bank to pay dividends or make any other distributions to the Company.
4.2.6Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company or any of its Subsidiaries that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with or in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for such consents, approvals, authorizations, orders or qualifications that are required or permitted to be made or obtained after the date hereof and applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.
4.3Possession of Licenses and Permits. The Company and each of its Subsidiaries (i) possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business(es) operated by them, except where the failure to possess such Governmental Licenses would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect on the Company or such applicable Subsidiary; and (ii) are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company or such applicable Subsidiary. All of the Governmental Licenses are valid and are in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect on the Company or such applicable Subsidiary. Neither the Company nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
4.4Financial Condition.
4.4.1Company Financial Statements. The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been provided to the Purchaser (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present, in all material respects, the results of operations, cash flows, changes in stockholders’ equity and the financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates set forth therein (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of the Company have been, and continue to be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with the transaction contemplated by the Transaction Documents.
4.4.2Absence of Default and Certain Changes.
(a)Since the end of the Company’s last fiscal year for which audited financial statements have been included in the Company’s Reports, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or the Bank the right to accelerate the maturity of any material Indebtedness of the Company or the Bank. Neither the Company nor any Subsidiary is in default under any Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except for such defaults that would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.
(b)After giving effect to the consummation of the transactions contemplated by the Transaction Documents, the Company remains solvent, possesses sufficient capital to carry on its business and is able to pay its debts as they mature.
4.4.3Ownership of Property. The Company and each of its Subsidiaries possess good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and each of its Subsidiaries in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory deposits, obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, the FRB, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet due or delinquent or which are being contested in good faith; and (iii) such as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company and each of its Subsidiaries, as lessee, have the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiaries, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.
4.5No Material Adverse Effect. Since the end of the Company’s last fiscal year for which audited financial statements have been included in the Company’s Reports, there has been no development or event that has had or would reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect.
4.6Legal Matters.
4.6.1Compliance with Law. The Company and each of its Subsidiaries have complied with (and (x) to the Company’s knowledge, are not under investigation with respect to, have not been threatened to be charged with, or (y) given any notice of any material violation of), any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, but not limited to, the reporting requirements of Section 13 or Section 15(d), as applicable, of the Exchange Act, any applicable fair lending laws and regulations such as the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and any implementing regulations, except where any such failure to comply or violation would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with, and at all times prior to the date hereof, have been in compliance with (i) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (ii) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. At no time during the two (2) years prior to the date hereof have the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 4.6.1 or otherwise in this Agreement shall require the Company or any of its Subsidiaries to provide any confidential regulatory or supervisory information of the Company or any of its Subsidiaries.
4.6.2Regulatory Enforcement Actions. The Company, the Bank, and each of the Company’s and the Bank’s Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except where the failure to comply would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect. None of the Company, the Bank, nor any of the Company’s or the Bank’s Subsidiaries (nor any of their officers or directors), is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge (i) any such restrictions threatened, (ii) any agreements, memoranda or commitments being sought by any Governmental Agency, or (iii) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remaining unresolved. Notwithstanding the foregoing, nothing in this Section 4.6.2 or this Agreement shall require the Company or any of its Subsidiaries to provide any confidential regulatory or supervisory information of the Company or any of its Subsidiaries.
4.6.3Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity before or by any Governmental Agency, that would reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect, or materially and adversely affect the issuance or payment of the Subordinated Notes. Neither the Company nor any of its Subsidiaries are a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court or Governmental Agency, that would reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect.
4.6.4Environmental. Except as would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect, no Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor any of its Subsidiaries has engaged in such activities. There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.
4.6.5Brokerage Commissions. Except for commissions paid or payable to the Placement Agents, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission, placement fee or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.6.6Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.6.7OFAC. None of the Company, any of the Subsidiaries, or any officer or director of the Company or any Subsidiary, nor, to the knowledge of the Company, any agent, employee, affiliate or person acting on behalf of the Company or any of their Subsidiaries is or has been (A) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (w) Cuba, Iran, North Korea, Sudan, or Russia (“Sanctioned Countries”), (x) the government of any Sanctioned Country, (y) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (z) any person, entity or organization made the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) and the Company will not directly or indirectly use the proceeds from the sale of the Subordinated Notes sold by it, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any Sanctions (including U.S. sanctions administered by OFAC) or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of Sanctions (including U.S. sanctions administered by OFAC); (B) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States laws, rules or regulations; (C) a person, entity or organization currently the subject of any Sanctions; (D) located, organized or resident in any Sanctioned Country; (E) engaged in any other activity in violation of Sanctions.
4.6.8No Misstatement. None of the representations, warranties or statements made in (i) the Transaction Documents, (ii) that certain “Fixed Income Investor Presentation” presentation (the “Investor Presentation”) used in connection with the offering of the Subordinated Notes, (iii) any certificate delivered to the Purchaser or the Placement Agents by the Company on or prior to the Closing Date, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, except for any statement therein or omission therefrom that was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent amendment to the foregoing prior to the date of this Agreement.
4.7Internal Accounting Controls. The Company and the Bank have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company’s management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could reasonably be expected to result in a Material Adverse Effect. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since the conclusion of the Company’s last completed fiscal year, there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting. The Company (x) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting. Such disclosure controls and procedures are in effect for the purposes for which they were established.
4.8Reserved.
4.9Tax Matters. The Company, the Bank and each other Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed (taking into account any extensions), and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
4.10 Reserved.
4.11Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement or in any other Transaction Document by or on behalf of the Company pursuant to or in connection with this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein or therein.

5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
The Company hereby further covenants and agrees with the Purchaser as follows:
5.1Compliance with Transaction Documents. The Company shall comply with, observe and timely perform each and every one of its covenants, agreements and obligations under the Transaction Documents.

5.2Affiliate Transactions. The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries, to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate upon terms inconsistent with applicable laws, regulations, and market standards, which would be considered less favorable to the Company or any of its Subsidiaries, than if such transaction was an arm’s length transaction with a Person that was not an Affiliate.
5.3Compliance with Laws.
5.3.1Generally. The Company, the Bank, and each of the Company’s other Subsidiaries shall comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, including, but not limited to, any applicable fair lending laws and regulations such as the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), Anti-Money Laundering Laws, sanctions administered by OFAC, the Community Reinvestment Act, the Bank Secrecy Act of 1970, the USA PATRIOT Act, any Hazardous Materials Laws, and any implementing regulations, except, in each case, where such noncompliance would not reasonably be expected to, singularly or in the aggregate, result in a Material Adverse Effect.
5.3.2Regulated Activities. The Company shall not itself, nor shall it cause, permit or allow the Bank or any of its other Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to result in a Material Adverse Effect, or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.
5.3.3Taxes. The Company shall and shall cause the Bank and each of the Company’s other Subsidiaries to timely pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank, and each of the Company’s other Subsidiaries or upon the income, profits, or property of the Company, the Bank, or each of the Company’s other Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank, or any of the Company’s other Subsidiaries. Notwithstanding the foregoing, none of the Company, the Bank, and each of the Company’s other Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefore shall be maintained on the books of the Company, the Bank, and each of the Company’s other Subsidiaries, as the case may be.
5.3.4Corporate Existence. The Company, the Bank, and each of the Company’s other Subsidiaries shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank, and each of the Company’s other Subsidiaries; provided, however, that the Company may consummate transactions as described in Section 701 of the Indenture.
5.3.5Dividends, Payments, and Guarantees During Event of Default. Upon the occurrence of an Event of Default, until such Event of Default is cured by the Company or waived by the Holders in accordance with the terms of the Indenture and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s Indebtedness that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans.
5.3.6Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will promptly notify the Holders, and thereafter, subject to the terms of the Indenture, the Company and the Holders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes and the Indenture.
5.4Absence of Control. It is the intent of the parties to this Agreement that in no event shall the Purchaser, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company or the Bank, and the Purchaser shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or the Bank.
5.5Secondary Market Transactions. To the extent and so long as not in violation of Section 6.4 (Purchase for Investment), the Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, cooperate with the Purchaser and otherwise reasonably assist the Purchaser in satisfying the market standards to which the Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall the Company be required to incur (without reimbursement) in excess of $7,500 of expenses in connection therewith. Subject to any written confidentiality obligation, including the terms of any non-disclosure agreement between the Purchaser and the Company, all information regarding the Company may be furnished without liability, except in the case of gross negligence or willful misconduct, to any Person reasonably deemed necessary by the Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Notes may be retained by any such Person, subject to the terms of any nondisclosure agreement between the Purchaser and the Company.

5.6Bloomberg. The Company shall use commercially reasonable efforts to cause, or to assist the Placement Agents to cause the Subordinated Notes to be quoted on Bloomberg.
5.7Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.
5.8Redemption. Any redemption made pursuant to the terms of the Subordinated Notes shall be made on a pro rata basis, and, for purposes of a redemption processed through DTC, in accordance with its rules and procedures, as a “Pro Rata Pass-Through Distribution of Principal.”
5.9Rating. So long as any Subordinated Notes remain outstanding, the Company will use commercially reasonable efforts to maintain a rating by a nationally recognized statistical rating organization.
5.10DTC Registration. Provided that applicable depository eligibility requirements are met, upon the request of a holder of a Subordinated Note that is a QIB, the Company shall use commercially reasonable efforts to cause the Subordinated Notes held by such QIB to be registered in the name of Cede & Co. as nominee of DTC or a nominee of DTC.
5.11Resale Registration Statement. Subject to the terms and conditions of this Agreement, the Company will provide to the purchasers of the Subordinated Notes (including the Purchaser) the resale registration rights described in the Registration Rights Agreement.
5.12Reserved.
6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.
The Purchaser hereby represents and warrants to the Company, and covenants with the Company as follows:
6.1Legal Power and Authority. The Purchaser has all necessary power and authority to execute, deliver and perform the Purchaser’s obligations under this Agreement and to consummate the transactions contemplated herein. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
6.2Authorization and Execution. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser. Assuming due authorization, execution and delivery by the Company, this Agreement and the Registration Rights Agreement are each a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) the Purchaser’s organizational documents, (ii) any agreement or instrument to which the Purchaser is a party, (iii) any law, rule or regulation applicable to the Purchaser; or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Purchaser.
6.4Purchase for Investment. The Purchaser is purchasing the Subordinated Notes for its own account and not with a view to distribute and with no present intention of reselling, distributing or otherwise disposing of the same. The Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.
6.5Institutional Accredited Investor; Qualified Institutional Buyer. The Purchaser is and will be on the Closing Date either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1)-(3) or (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.
6.6Financial and Business Sophistication. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. The Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial, tax or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.
6.7Ability to Bear Economic Risk of Investment. The Purchaser recognizes that an investment in the Subordinated Notes is a speculative investment that involves substantial risk, including risks related to the Company’s business, operating results, financial condition and cash flows, which risks it has carefully considered in connection with making an investment in the Subordinated Notes. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.
6.8Information. The Purchaser acknowledges that (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular, private placement memorandum or prospectus prepared in connection with the offer and sale of the Subordinated Notes or any other securities of the Company; (ii) it has conducted its own examination of the Company and the terms of the Indenture and the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Note (including meeting with representatives of the Company) and has reviewed information contained in any data room established by the Company in connection with the transactions contemplated by this Agreement; (iv) the Company, the Bank, and the Company’s Subsidiaries may possess material non-public information that is not known to the Purchaser, and that will not be disclosed to the Purchaser; (v) it understands, based on its experience, the disadvantage to which the Purchaser is subject due to the disparity of information between the Company and the Purchaser; and (vi)it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D), from the Company in connection with the offer and sale of the Subordinated Notes. The Purchaser has reviewed the information set forth in the Company’s Reports (including the exhibits and schedules thereto), the Transaction Documents (including the exhibits and schedules thereto and hereto), and the Investor Presentation, in connection with the transaction contemplated by the Transaction Documents.
6.9Access to Information. The Purchaser acknowledges that it and its advisors have (i) been furnished with all materials relating to the business, finances and operations of the Company that have been reasonably requested by it or its advisors, and (ii) have been given the opportunity to request documents from and to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by the Transaction Documents, in order to make an informed and voluntary decision to enter into this Agreement.
6.10Investment Decision. The Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person, including the Company or the Placement Agents (or, with respect to the Indenture, the Trustee). Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. The Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agents (or, with respect to the Indenture, the Trustee), except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, the Purchaser acknowledges that (i) the Placement Agents have not performed any due diligence review on behalf of it or otherwise acted on behalf of or for the benefit of the Purchaser and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.
6.11Private Placement; No Registration; Restricted Legends. The Purchaser understands and acknowledges that the Subordinated Notes are characterized as “restricted securities” under the Securities Act and its implementing regulations and are being sold by the Company without registration under the Securities Act in reliance on one or more of the exemptions from federal and state registration set forth in Section 4(a)(2) of the Securities Act, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act, Section 18 of the Securities Act, and any applicable state securities laws, and accordingly, may be resold, pledged or otherwise transferred only in compliance with the registration requirements of federal and state securities laws or if exemptions from the Securities Act and applicable state securities laws are available to it. The Purchaser is not subscribing for the Subordinated Note as a result of or subsequent to any general solicitation or general advertising, in each case within the meaning of Rule 502(c) of Regulation D, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. The Purchaser has not been solicited with respect to investment in the Subordinated Notes, except in the jurisdiction of its address appearing on the Purchaser’s signature page to this Agreement. The Purchaser further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note, which is attached to the Indenture as an exhibit thereto. The Purchaser further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12Tier 2 Capital. If the Company provides notice as contemplated in Section 5.3.6 of the occurrence of the event contemplated in such section, thereafter the Company and the Holders will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.
6.13Placement Agents. The Purchaser will purchase the Subordinated Notes directly from the Company and not from the Placement Agents and understands that none of the Placement Agents nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.
6.14Physical Settlement of Subordinated Notes. Notwithstanding anything in this Agreement to the contrary, if the Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D), and is not also a QIB, the Purchaser acknowledges that its Subordinated Notes shall be physically delivered to such Purchaser and registered in the name of such Purchaser, and the Purchaser agrees to such physical settlement of its Subordinated Notes.
6.15Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Purchaser herby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Subordinated Notes or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Subordinated Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Subordinated Notes. The Purchaser’s subscription and payment for and continued beneficial ownership of the Subordinated Notes will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
6.16Not Debt of the Bank; Not Savings Accounts, Etc. The Purchaser acknowledges that the Company is a bank holding company and the Company’s rights and the rights of the Company’s creditors, including, the Holders, to participate in the assets of any of the Company’s Subsidiaries during its liquidation or reorganization are structurally subordinate to the prior claims of the Subsidiary’s creditors. The Purchaser acknowledges and agrees that the Subordinated Notes are not a savings account or a Bank deposit and are not insured or guaranteed by the FDIC or any Governmental Agency, and that no Governmental Agency has passed upon or will pass upon the offer or sale of the Subordinated Notes or has made or will make any finding or determination as to the fairness of this investment.
6.17Accuracy of Representations. The Purchaser understands that each of the Company and the Placement Agents are relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by the Purchaser are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Company and the Placement Agents.
6.18Representations and Warranties Generally; Reliance by the Company. The representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.
7.MISCELLANEOUS.
7.1Prohibition on Assignment by the Company. Except as described in the Indenture, the Company may not assign, transfer or delegate any of its rights or obligations under the Transaction Documents to any Person without the prior written consent of all of the Holders. In addition, in accordance with the terms of the Indenture, any transfer of such Subordinated Notes by the Holders must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.
7.2Time of the Essence. Time is of the essence for this Agreement.
7.3Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by the parties hereto. Failure on the part of the Purchaser to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Purchaser of the Purchaser’s rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company. Waiver or amendment of any term of the Indenture and/or the Subordinated Notes shall be governed by the terms of the Indenture. No failure to exercise or delay in exercising, by the Company, a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege of such party hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on a party in any case shall, in itself, entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party making such notice or demand to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by any party to or of any breach or default by another in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the defaulting party hereunder.
7.4Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
7.5Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier (which shall offer next Business Day delivery and a tracking number to be provided to the recipient), or if by email with confirmation of transmission, addressed:

if to the Company:	Northrim BanCorp, Inc. 3111 C Street Anchorage, Alaska 99503 Tel: (907) 562 - 0062 Attention: Michael G. Huston, President, Chief Executive Officer and Chief Operating Officer E-mail: Mike.huston@nrim.com
with a copy to:	Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attention: Beth A. Whitaker Nathaniel B. Jones E-mail: bwhitaker@hunton.com njones@hunton.com
if to the Purchaser:	To the address indicated on the Purchaser’s signature page to this Agreement.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mail as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next Business Day delivery was requested).
7.6Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that (i) unless the Purchaser consents in writing, no assignment made by the Company shall be effective or confer any rights under this Agreement on any purported assignee of the Company, and (ii) unless such assignment complies with the Assignment Form attached to the Subordinated Notes, no assignment made by the Purchaser shall be effective or confer any rights under this Agreement on any purported assignee of the Purchaser. The term “successors and assigns” will not include a purchaser of any part of the Subordinated Notes from the Purchaser merely because of such purchase, but shall include a purchaser of any part of the Subordinated Notes pursuant to an assignment complying with the Assignment Form attached to the Subordinated Notes.
7.7No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Purchaser, shall be deemed to make the Purchaser a partner or joint venturer with the Company.

7.8Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to the Purchaser shall be in the form and substance reasonably satisfactory to the Purchaser.
7.9Public Announcement. The Company and the Purchaser agree that no public release, statement, announcement, or other disclosure detailing the purchase of the Subordinated Notes pursuant to this Agreement or other commercial actions that refer to the other party or parties by name shall be issued by any party without the prior written consent of the other party so named (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company shall allow the Purchaser reasonable time to comment on such release or announcement in advance of such issuance or publication. Notwithstanding anything to the contrary set forth herein, the Placement Agents may use the Company’s name and any logos of the Company for marketing purposes and may disclose such information relating to the Company as it deems reasonably necessary or appropriate for its impact data disclosure purposes.
7.10Entire Agreement. The Transaction Documents, along with any exhibits and schedules hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in the Transaction Documents.
7.11Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law). Nothing herein shall be deemed to limit any rights, powers or privileges which the Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by the Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.
7.12No Third Party Beneficiary. This Agreement is made for the sole benefit of the Company and the Purchaser, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; except, however, that the Placement Agents may rely on the representations, warranties, and agreements contained herein to the same extent as if it were a party to this Agreement.
7.13Submission to Jurisdiction. THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS AND THE TRANSACTION RELATED THERETO, REGARDLESS OF WHETHER A CLAIM SOUNDS IN CONTRACT, TORT, OR OTHERWISE AND REGARDLESS OF WHETHER A CLAIM IS AT LAW OR IN EQUITY. FURTHERMORE, THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. The Company and the Purchaser, on behalf of themselves and their successors and assigns, hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the laying of venue in any action or proceeding in any such court, as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of Forum Non Conveniens or otherwise. The Company and the Purchaser agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
7.14Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
7.15Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. The Transaction Documents may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature, to the Transaction Documents or any other document contemplated thereby, is prepared electronically, delivered by facsimile transmission, or by e-mail delivery of a “.pdf” file format, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, or e-mailed .pdf, signature page were an original, manually executed signature thereof. Any use by a party of an electronic signature must be in accordance with the federal Electronic Signature In Global and National Commerce Act.
7.16Knowledge; Discretion. All references herein to the Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Purchaser, to the making of a determination or designation by the Purchaser, to the application of the Purchaser’s discretion or opinion, to the granting or withholding of the Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to the Purchaser, or otherwise involving the decision making of the Purchaser, shall be deemed to mean that the Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.
7.17Waiver of Right to Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASER. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES HERETO FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES HERETO AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.18Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.
7.19Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing for a period of one (1) year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:
NORTHRIM BANCORP, INC.

By:
Name:	Michael G. Huston
Title:	President, Chief Executive Officer and Chief
Operating Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:
[__________________]
By:
Name:
Title:

Address of the Purchaser:		[______________]
With a copy to (which copy alone shall not constitute notice):
[______________]

Principal Amount of Purchased Subordinated Note (Subordinated Note Amount):	$	[________________]

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B
FORM OF INDENTURE (INCLUDING FORMS OF SUBORDINATED NOTE)

EXHIBIT C
FORM OF OPINIONS OF COUNSEL
1.Each of the Company, the Bank and the Subsidiaries (i) is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to carry on its business as currently conducted and as described in the Company’s Reports and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, in each jurisdiction in which such qualification or licensing is required, whether by reason of the ownership or leasing of property or the conduct of business, except, in the case of Subsidiaries of the Company, where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.
2.The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.
3.The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.
4.The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.
5.The Bank is an Alaska state-chartered bank validly existing under the laws of the State of Alaska and is in good standing under such laws and holds the requisite authority from the State of Alaska to do business as an Alaska state-chartered bank.
6.The Agreement has been duly and validly authorized, executed and delivered by the Company.
7.The Agreement constitutes a legal valid and binding obligation of the Company, enforceable against Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.
8.The execution and delivery by the Company of, and the performance by the Company on the date hereof of its agreements and obligations under, the Transaction Documents do not (i) to such counsel’s knowledge, violate any applicable provisions of the Alaska Corporations Code, (ii) to such counsel’s knowledge, violate any court order or judgment of any agency or court of the State of Alaska having jurisdiction over the Company and known to such counsel, (iii) violate the Charter or Bylaws, each as currently in effect.

9.The Subordinated Notes have been duly and validly authorized by the Company and when issued and delivered to and paid for by the purchasers of such Subordinated Notes (including the Purchaser) in accordance with the terms of the Agreement, will have been duly executed, authenticated, issued and delivered.
10.The Subordinated Notes will constitute legal, valid and binding obligations of the Company, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.
11.Assuming the accuracy of the representations and warranties of each of the purchasers of such Subordinated Notes (including the Purchaser) and the Company set forth in the Agreement, the offer and sale of the Subordinated Notes in accordance with the Agreement will be offered sold, issued and effected in a transaction exempt from the registration requirements of the Securities Act.